Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporate by reference in this Registration Statement on Form S-8 of our report dated September 29, 2008 relating to the financial statements of Element 21 Golf Company (the "Company") for the year ended June 30, 2008 which appear in the Company's Annual Report on Form 10-K filed with the SEC on September 28, 2009.

/s/ Consent of Lazar, Levine and Felix LLP

New York, NY
February 16, 2010

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.